EXHIBIT 99.1

Howard W. Robin

President & CEO

Sirna Therapeutics, Inc.

303-449-6500

Sirna Therapeutics Announces Management Changes, Promotions

Boulder, CO, December 23, 2003—Sirna Therapeutics, Inc. (NASDAQ: RNAI) announced today the promotion of five executives who will play key roles in the company’s progress towards filing an IND for its first therapeutic compound in RNA interference (RNAi) in late 2004. The company also announced the departure of Marvin Tancer, Vice President, Operations and Chief Financial Officer, who is leaving the company to pursue other opportunities.

“With these promotions, which are effective immediately, we are recognizing the achievements of these individuals in making Sirna a leader in the field of RNAi therapeutics,” said Howard W. Robin, President and Chief Executive Officer of Sirna. “These changes will enhance our ability to take on the challenges of clinical development and therapeutic application of chemically modified small interfering RNAs.”

Nassim Usman, Ph.D., most recently serving as Chief Scientific Officer and Vice President, Research and Development at Sirna, has been promoted to Senior Vice President and Chief Operating Officer. In this new position, Dr. Usman’s responsibilities will include business development and manufacturing, both of which are particularly important as the company seeks major pharmaceutical partners in targeted disease areas. Dr. Usman served as CSO since 2002 and as VP of R&D since 2000. Dr. Usman has made significant contributions to Sirna’s RNA technology platform and more recently to Sirna’s financing and business development activities. Prior to joining Sirna in 1992, he was a post-doctoral fellow and staff scientist in the Departments of Chemistry and Biology at the Massachusetts Institute of Technology.

Barry Polisky, Ph.D., formerly Sirna’s Vice President, Research, has been promoted to Senior Vice President, Research and now reports directly to Howard Robin. Dr. Polisky is responsible for the company’s basic research and discovery efforts and has been integral to the rapid advancement of promising drug leads through in vitro and early in vivo preclinical testing. Prior to joining Sirna in 2002, Dr. Polisky was Vice President of Research at ThermoBiostar, Inc. Prior to that, he was Vice President of Research and Drug Discovery at NeXstar, Inc., where he was responsible for the preclinical research on several aptamer therapeutic candidates, including a VEGF aptamer that is currently in late-stage development for macular degeneration.

Chandra Vargeese, Ph.D., formerly Sirna’s Director of Chemistry, has been promoted to Vice President, Chemistry. Dr. Vargeese joined Sirna in 1998 and served as Director of Chemistry since 2002. At Sirna, Dr. Vargeese developed the company’s proprietary nucleic acid chemistries. Prior to joining the company, Dr. Vargeese was Associate Director of Chemistry at NeXstar, where she was involved in the development of aptamer therapeutics.

Mark Egan, Ph.D., has been promoted from Director of Manufacturing to Vice President, Manufacturing. Since joining Sirna in 2001, he has been responsible for the scale-up of Sirna’s internal manufacturing capabilities, the significant improvement in the efficiency of oligonucleotide manufacturing processes as well as the management of multiple manufacturing contracts. Prior to joining the company, Dr. Egan held a variety of manufacturing and operational positions with ICI, Zeneca and Avecia.

Patti Ketchner has been promoted from Director of Finance and Corporate Controller to Vice President and Corporate Controller. Ms. Ketchner joined Sirna in 1993 and served as Director of Finance since 2002 and Controller since 1995. Prior to joining Sirna, she was Manager of Corporate Planning for Vail Associates.

Marvin Tancer, Vice President, Operations and Chief Financial Officer, will leave the company, effective December 31, 2003, to pursue other opportunities. Earlier this year, Mr. Tancer played a leadership role in the company’s successful restructuring and subsequent financing that brought $53 million to Sirna for its work on RNA interference therapeutics. “We are grateful to Marvin for his contributions,” said Mr. Robin. “He has been a key player in Sirna’s transition to its strong position in RNA interference, and we wish him all the best for his future endeavors.”

About Sirna Therapeutics

Sirna Therapeutics (Nasdaq: RNAI) is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. RNAi is a mechanism used by cells to regulate the expression of genes and the replication of viruses. The RNA interference mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs with specificity toward a wide range of diseases that result from undesirable protein production or viral replication. More information on Sirna Therapeutics is available on the Company’s web site at www.sirna.com

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in the Company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CONTACT: Howard Robin and Patti Ketchner of Sirna Therapeutics, Inc., +1-303-449-6500; or Justin Jackson (media relations) or E. Blair Schoeb (investor relations), +1-212-213-0006, Burns McClellan, for Sirna Therapeutics, Inc.

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